UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 20, 2009

Outdoor Channel Holdings, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-17287	33-0074499
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

43445 Business Park Drive, Suite 103, Temecula, California		92590
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	951.699.6991

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 1.01 Entry into a Material Definitive Agreement.

See Item 5.02 below.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Employment Agreements

On April 14, 2009, the Board of Directors of Outdoor Channel Holdings, Inc., or the Company, approved an Amended and Restated Employment Agreement with Roger L. Werner, Jr., and Employment Agreements with each of Thomas E. Hornish and Shad L. Burke (each an "Agreement," and collectively, the "Agreements"). Each individual who has entered into an Agreement with the Company is referred to herein as an "Executive." The Agreements supersede in their entirety all prior employment agreements between the Company and each of the Executives (with the exception of the Company’s standard form of confidential information and intellectual property agreement, the Executives’ standard forms of equity award agreements and Mr. Werner’s Special Compensation Arrangement, dated February 1, 2008), including, specifically, Mr. Werner’s Employment Agreement entered into with the Company as of October 16, 2006 (the "Prior Werner Agreement"), and the Change of Control Severance Agreements with each of Messrs. Hornish and Burke.

Mr. Werner’s Amended and Restated Employment Agreement and the Employment Agreements with Messrs. Hornish and Burke are attached to this filing as Exhibits 99.1, 99.2 and 99.3, respectively, and incorporated by reference herein.

The Agreements each have an initial term beginning on April 14, 2009 (the "Effective Date"), and ending on December 31, 2012. On December 31, 2012 and on each anniversary thereafter, the Agreements will automatically renew for additional one (1) year terms, unless either party to the Agreement provides written notice of non-renewal at least sixty (60) days prior to the date of automatic renewal.

The Agreements set the salaries for the Executives as follows:

• Mr. Werner’s annual salary will continue at $500,000.

• Mr. Hornish’s annual salary will be increased to $350,000, effective as of the Effective Date.

• Mr. Burke’s annual salary will be increased to $300,000, effective as of the Effective Date.

Annual Incentive.

• For Mr. Werner only: During his employment with the Company pursuant to his Agreement (the "Employment Term"), Mr. Werner will be eligible to receive annual cash incentives payable for the achievement of performance goals established by the Board of Directors or the Committee. For the 2009 fiscal year his target annual incentive will be 50% of his base salary, and for each of the Company’s fiscal years beginning after 2009, his target annual incentive will be 80% of his base salary, with a maximum incentive of 120% of such target.

• For Messrs. Hornish and Burke only: For each of the Company’s fiscal years beginning in 2009, the Executive will be eligible to receive an annual cash incentive payable for the achievement of performance goals established by the Committee, after consultation and discussion with the Chief Executive Officer. During the term of the Agreements, Mr. Hornish’s annual incentive target will be 60% of his base salary and Mr. Burke’s will be 45% of his base salary, with maximum incentives of 120% of such targets for each of Messrs. Hornish and Burke.

On April 17, 2009, the compensation committee of the board of directors of the Company approved and adopted the specific performance targets for Fiscal 2009 for determining whether any annual cash incentives are to be paid to these executives for performance, and if so, the amount of such cash incentives. Such performance goals include: (i) achieving targeted revenues and profitability; (ii) increasing the number of subscribers to Outdoor Channel; (iii) ensuring all financial and legal reports are timely prepared and filed with the SEC; (iv) developing enhanced management information systems; (v) achieving targeted primetime and weekend viewing; (vi) hiring and retaining key employees; and (vii) providing leadership and creating a working environment that fosters passion, teamwork and agility within the organization. The performance targets for each of the executives vary in detail and subject matter.

The compensation committee retains the sole and absolute discretion to determine any annual cash incentive bonuses paid pursuant to the Employment Agreements. For Fiscal 2009, the compensation committee also retains the right to pay these executives a fully discretionary bonus, up to a specified maximum amount.

Pursuant to their Agreements, Messrs. Werner, Hornish and Burke will receive a restricted stock grant of 195,000 shares, 80,000 shares and 70,000 shares, respectively. Each of their restricted stock grants will be granted under and subject to the terms, definitions and provisions of the Company’s 2004 Long-Term Incentive Plan (the "Plan"). Mr. Werner’s restricted stock grant will vest in equal quarterly installments, with the first installment becoming vested on December 31, 2009, such that the entire grant is 100% vested as of December 31, 2012; the restricted stock grants to Messrs. Hornish and Burke will vest in equal quarterly installments beginning on the Effective Date, such that their entire grants are 100% vested on the fourth anniversary of the Effective Date.

The Executives are eligible to participate in all benefit programs available to the Company’s executive officers.

Upon a Change in Control (as such term is defined in the Plan), all of the Executive’s then outstanding awards relating to the Company’s common stock (whether stock options, stock appreciation rights, shares of restricted stock, restricted stock units, or otherwise) (collectively, "Equity Awards") will fully vest; provided, however, that such vesting acceleration will not apply with respect to Mr. Werner’s performance units granted pursuant to the Prior Werner Agreement.

Severance.

• For Mr. Werner only: In the event that the Company terminates Mr. Werner’s employment without Cause (as such term is defined in the Agreement), or Mr. Werner resigns for Good Reason (as such term is defined in the Agreement), and such termination or resignation occurs during the Employment Term, Mr. Werner will receive (i) severance payments (less applicable withholding taxes) which shall result in an aggregate severance payment to Mr. Werner of $1,250,000 (payable over a period of twelve (12) or eighteen (18) months, as further described below), and (ii) accelerated vesting with respect to 50% of the then unvested portion of his outstanding Equity Awards, except for the performance units granted pursuant to the Prior Werner Agreement. If Mr. Werner’s termination or resignation occurs prior to October 17, 2009, the severance payments will be paid in generally equal amounts bi-weekly in accordance with the Company’s normal payroll policies over the twelve (12) months following his termination or resignation. If Mr. Werner’s termination or resignation occurs after October 16, 2009, the severance payments will be paid in generally equal amounts bi-weekly in accordance with the Company’s normal payroll policies over the eighteen (18) months following his termination or resignation.

• For Messrs. Hornish and Burke only: The Executives are eligible to receive severance benefits in the event of certain terminations of their employment. If a termination of employment (including the Executive’s resignation) occurs during the period that is either three (3) months prior to or within twelve (12) months after a Change in Control, for purposes of the Agreement it will be considered "in connection with a Change in Control."

In the event that the Company terminates the Executive without Cause (as such term is defined in the Agreement), or the Executive resigns for Good Reason (as such term is defined in the Agreement), the Executive will receive (i) severance payments in equal monthly installments (less applicable withholding taxes) for a period of twelve (12) months (if such termination or resignation is in connection with a Change in Control, for a period of eighteen (18) months), and (ii) if the Executive elects continuation coverage pursuant to COBRA, and provided that Executive constitutes a qualified beneficiary under the Internal Revenue Code of 1986, as amended (the "Code"), the Company will reimburse Executive for the same level of health coverage and benefits as in effect for Executive on the day immediately preceding the date of termination until the earlier of (A) twelve (12) months following the date of Executive’s termination or resignation (if such termination or resignation is in connection with a Change in Control, for a period of eighteen (18) months), or (B) the date upon which Executive and his eligible dependents become covered under similar plans.

The monthly severance payments that Mr. Hornish would be entitled to receive pursuant to his Agreement upon such a termination or resignation that is not in connection with a Change in Control would be $31,250 (resulting in an aggregate severance payment of $375,000); if such termination or resignation is in connection with a Change in Control, the monthly severance payments that Mr. Hornish would be entitled to would be $41,667 (resulting in an aggregate severance payment of $750,000).

The monthly severance payments that Mr. Burke would be entitled to receive pursuant to his Agreement upon such a termination or resignation that is not in connection with a Change in Control would be $20,833(resulting in an aggregate severance payment of $250,000); if such termination or resignation is in connection with a Change in Control, the monthly severance payments that Mr. Burke would be entitled to would be $27,778 (resulting in an aggregate severance payment of $500,000).

The severance payments and other benefits to which the Executives may become entitled to pursuant to their Agreements will be subject to the following: (i) the Executive signing (and not subsequently revoking) a release of claims agreement; (ii) the Executive agreeing to non-compete, non-solicit and non-disparagement provisions that would be in effect during the period in which the Executive receives severance payments; and (iii) the Executive’s continued compliance with the Company’s standard form of confidential information and intellectual property agreement.

In the event that the severance payments and other benefits payable to either Mr. Hornish or Mr. Burke constitute "parachute payments" under Section 280G of the U.S. tax code and would be subject to the applicable excise tax, then such Executive’s severance benefits will be either (i) delivered in full or (ii) delivered to such lesser extent which would result in no portion of such benefits being subject to the excise tax, whichever results in the receipt by the Executive on an after-tax basis of the greatest amount of benefits.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Outdoor Channel Holdings, Inc.

April 20, 2009	By:	Thomas E. Hornish

Name: Thomas E. Hornish
Title: Chief Operating Officer and General Counsel

Top of the Form

Exhibit Index

Exhibit No.	Description

99.1	Amended and Restated Employment Agreement with Roger L. Werner, Jr. dated April 14, 2009
99.2	Employment Agreement with Thomas E. Hornish dated April 14, 2009
99.3	Employment Agreement with Shad L. Burke dated April 14, 2009